EXHIBIT 5.1

April 7, 2006

Concur Technologies, Inc.

1400 NE Union Hill Road

Redmond, WA 98052

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Concur Technologies, Inc., a Delaware corporation (the “Company”), with the United States Securities and Exchange Commission (the “Commission”) on or about April 7, 2006 in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of an aggregate of 1,960,795 shares of the Company’s common stock (the “Shares”), subject to issuance by the Company upon the exercise of (i) stock options with respect to the Outtask, Inc. 1999 Stock Incentive Plan (the “Outtask Plan”), including shares issuable as contingent consideration, which options were assumed by the Registrant on January 23, 2006 pursuant to an Agreement and Plan of Reorganization (the “Merger Agreement”), by and among the Company, Galileo 1 Acquisition Corporation, a wholly-owned subsidiary of the Company, Galileo 2 Acquisition LLC, a wholly-owned subsidiary of the Company, Outtask, Inc., and Thomas A. DePasquale, as the Representative; and (ii) purchase rights granted or to be granted under the Company’s 1998 Employee Stock Purchase Plan (the “Purchase Plan”; collectively with the Outtask Plan, the “Plans”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on December 24, 1998;

(2)	the Company’s Bylaws, certified by the Company’s Secretary on April 17, 2001;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Merger Agreement;

(5)	the Prospectuses prepared for use in connection with the Registration Statement and provided to us by the Company;

April 7, 2006

(6)	minutes of meetings and actions by written consent of the stockholders and Board of Directors that relate to the issuance of the Shares;

(7)	a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of April 6, 2006 and a report of outstanding options and warrants and any other rights to purchase shares of the Company’s capital stock that was prepared by the Company and dated as of April 6, 2006; and

(8)	an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing factual representations (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including, but not limited, to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the Shares that may be issued and sold by the Company upon the exercise of stock options and purchase rights granted or to be granted under the Plans, when issued, sold and delivered in accordance with the applicable plan and the stock option or purchase agreements entered into or to be entered into thereunder, and in the manner and for the

April 7, 2006

consideration stated in the Registration Statement and the relevant prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ FENWICK & WEST LLP